Exhibit 5.1

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
www.dlapiper.com
T 650.833.2000
F 650.833.2001

April 22, 2016

Super Micro Computer, Inc.
980 Rock Avenue
San Jose, California 95131

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Super Micro Computer, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to: (i) 8,696,444 shares of the Company’s Common Stock, $0.001 par value (the “2006 Shares”), which may be issued pursuant to awards granted under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”); and (ii) 7,500,000 shares of the Company’s Common Stock, $0.001 par value (the “2016 Shares” and, together with the 2006 Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2016 Equity Incentive Plan (the “2016 Plan” and, together with the 2006 Plan, the “Plans”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plans and the related form documents; (c) the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Registration Statement; (d) the Amended and Restated Bylaws of the Company, included as Exhibit 4.2 to the Registration Statement; (e) certain resolutions of the Company’s Board of Directors; (f) the Company’s 2016 proxy statement, which was filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2016 and the Company’s supplement thereto, which was filed with the Commission on February 23, 2016 and the Current Report on Form 8-K filed with the Commission on March 14, 2016; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), all as reported in standard, unofficial compilations as we have deemed necessary or advisable for the purposes of this opinion (the “Applicable Laws”). We have also relied upon certificates of public officials and the Company’s officers. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the Applicable Laws. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and, when issued against receipt of the consideration therefor and in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US) DLA Piper LLP (US)

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